Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Roivant Sciences Ltd. 2021 Equity Incentive Plan of Roivant Sciences Ltd. of our reports dated May 20, 2026, with respect to the consolidated financial statements of Roivant Sciences Ltd. and the effectiveness of internal control over financial reporting of Roivant Sciences Ltd., included in its Annual Report (Form 10-K) for the year ended March 31, 2026, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Iselin, New Jersey

May 20, 2026